Exhibit 10(rr)

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”), is made this 31st day of January, 2006, by and among Essex Electric Inc., a Delaware corporation (“Seller”), The Alpine Group, Inc., a Delaware corporation (“Alpine”), Alpine Holdco Inc., a Delaware corporation (“Holdco”), and Steven S. Elbaum (“Elbaum”) (Essex, Alpine, Holdco and Elbaum shall be referred to individually as an “Obligated Party” and collectively as the “Obligated Parties”) and Southwire Company, a Delaware corporation (“Buyer”).

WITNESSETH :

Buyer and Seller have entered into an Asset Purchase Agreement, dated as of September 30, 2005 (the “Asset Purchase Agreement”), pursuant to which Seller has, concurrently herewith, sold to Buyer certain assets of Seller (collectively, the “Purchased Assets”) on the terms and subject to conditions set forth in the Asset Purchase Agreement. Each Obligated Party has intimate knowledge of certain confidential information and business practices of Seller, which, if exploited by an Obligated Party in contravention of this Agreement, could seriously, adversely and irreparably harm Buyer. It is a condition to the respective obligations of Buyer and Seller under the Asset Purchase Agreement that the parties hereto enter into a non-competition agreement in the form of this Agreement. Each Obligated Party acknowledges that Buyer is concurrently herewith paying substantial consideration for the Purchased Assets and that payment of such consideration will inure to its best interests and is, therefore, willing to execute this Agreement and abide by and be bound by the covenants and agreements contained herein.

NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)     “Confidential Information” means information (in any form or media) concerning Seller’s customers, prospective customers (including lists of customers and prospective customers), methods of operation, manufacturing processes, know-how, designs, custom software, business plans, contracts, billing rates or procedures, suppliers, business methods, management, employees, employee compensation, or any other business information relating to Seller (whether constituting a trade secret or proprietary or otherwise) that has material value to Seller and is treated by Seller as being confidential; provided, however, that Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of disclosure by any Obligated Party, (ii) is required to be disclosed by Law or by a court or Governmental Authority of competent jurisdiction, or (iii) was or becomes available to an Obligated Party on a non-confidential basis and from a source (other than a party to this Agreement or any of its Affiliates) that is not known to the Obligated Party to be bound by a confidentiality agreement.

(b)     “Restricted Business” means the manufacture and sale of electrical wire of the type manufactured and sold by Seller on the Closing Date.

(c)     “Restricted Customer” means (i) any Person to whom goods or services were sold or provided by Seller during the 18-month period prior to the date hereof and (ii) any Person whom Seller solicited for the purpose of selling or providing goods or services with respect to the Business to such Person during the 18-month period prior to the date hereof.

(d)     “Restricted Territory” means that geographical area consisting of the United States, Canada and Mexico.

All capitalized terms used herein which are not defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

2.     Covenants of Each Obligated Party.

(a)     Subject to Section 2(b) hereof, each Obligated Party, severally and not jointly, covenants and agrees that he or it, as the case may be, will not, directly or indirectly (whether through an Affiliate, a designated Person or otherwise), during the period commencing on the date hereof and ending seven years hereafter:

(i)     engage in the Restricted Business in the Restricted Territory, or own, manage, operate, join, control, assist or participate in directly or indirectly (including as a stockholder, partner, proprietor, consultant, independent contractor or lender), any Person that is, directly or indirectly, engaged in the Restricted Business in the Restricted Territory;

(ii)     solicit or call upon any Restricted Customer with a view to selling or providing to such Restricted Customer any product or service included in the Restricted Business;

(iii)     disclose to any Person that is engaged in the Restricted Business, or use or otherwise exploit for its own benefit or for the benefit of any such Person, any Confidential Information; or

(iv)     except for general solicitations not directed at Buyer or its employees, solicit or seek to induce any employee of Buyer to terminate his or her employment with Buyer and accept employment with an Obligated Party, with an Affiliate of an Obligated Party, or with any other Person engaged in the Restricted Business in the Restricted Territory.

(b)     Notwithstanding anything else contained in this Agreement, (I) nothing in Section 2(a)(i) or 2(a)(ii) shall prohibit any Obligated Person from (i) owning less than 5% of the shares of capital stock of a publicly-held company engaged in the Restricted Business in the Restricted Territory, (ii) owning a Person which is not Principally Engaged (as such term is hereinafter defined) in the Restricted Business in the Restricted Territory (a “Diversified Target”) (iii) collecting accounts receivable of the Business that arose from pre-Closing operations, or (iv) protecting, preserving, disposing of or otherwise exploiting the Excluded Assets and (II) if an Obligated Person acquires a Diversified Target, such Obligated Person shall (i) initiate the sale, transfer or divestiture of the portion of the Diversified Target which is engaged in the Restricted Business in the Restricted Territory no later than 90 days after the consummation of the acquisition of the Diversified Target and (ii) sell, transfer or otherwise divest itself of the portion of the Diversified Target which is engaged in the Restricted Business in the Restricted Territory not later than 18 months after the consummation of the acquisition of the Diversified Target. As used herein, the term “Principally Engaged” shall mean any Person (i) that derives at least 75% of its total income from the Restricted Business in the Restricted Territory or (ii) whose total assets employed in the Restricted Business in the Restricted Territory are 25% or more of such Person’s total consolidated assets.

(c)     Each Obligated Party, severally and not jointly, hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information provided herein are in addition to, and not in lieu of, any rights or remedies that Buyer may have available to it pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by Buyer of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess at law or in equity absent this Agreement.

3.     Availability of Injunctive Relief. Each Obligated Party, severally and not jointly, acknowledges that its breach of any covenant contained in this Agreement will result in irreparable injury to Buyer and that Buyer’s remedy at law for such a breach will be inadequate and will be extremely difficult to calculate or determine. Accordingly, each Obligated Party, severally and not jointly, agrees and consents that upon any such breach Buyer shall, in addition to all other remedies available to Buyer at law or in equity, be entitled to seek appropriate equitable relief, including preliminary and permanent injunctions (without the posting of any bond), to enjoin or restrain any such breach.

4.     Severability. Should any provision of this Agreement be determined to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be deemed to be severed herefrom and the validity, legality and enforceability of the remaining provisions hereof shall not, in any way, be affected or impaired thereby.

5.    Integrated Agreement and Consideration. This Agreement constitutes the entire agreement among the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, restrictions, warranties or representations relating to said subject matter among the parties other than those set forth herein. Each Obligated Party, severally and not jointly, hereby acknowledges that the acquisition by Buyer from Seller of the Purchased Assets pursuant to the Asset Purchase Agreement constitutes good and valuable consideration received by each Obligated Party for the covenants and agreements of each Obligated Party contained in this Agreement, and such covenants and agreements are ancillary to the sale of the Purchased Assets.

6.     Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of this Agreement.

7.     Notices.

(a)     All notices, requests, demands and other communications hereunder shall be either (i) delivered in person, (ii) sent by overnight courier service, or (iii) sent by facsimile and, in each case, addressed as follows:

If to any Obligated Party:	The Alpine Group, Inc. One Meadowlands Plaza Suite 801 East Rutherford, New Jersey 07073 Attention: Stewart Wahrsager, Esq. Fax: (201) 549-4428

with copies to:	Jack P. Jackson, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 Fax: (212) 969-2900

If to Buyer:	Southwire Company One Southwire Drive Carrollton, Georgia 30119 Fax: (770) 832-5374 Attention: General Counsel

with copies to:	Charles D. Ganz, Esq. Sutherland Asbill & Brennan LLP 999 Peachtree Street, N.E. Atlanta, Georgia 30309-3996 Fax: (404) 853-8806

(b)     All notices, requests, instructions or documents given to any party in accordance with this Section 7 shall be deemed to have been given on the date of receipt, if delivered by hand or if sent by facsimile, or on the next day, if sent by overnight courier.

(c)     Any party hereto may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 7.

8.     Miscellaneous. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to such State’s choice of law rules, and shall be binding upon and inure to the benefit of each party’s successors and assigns. This Agreement may be executed in two or more counterparts, each of which will constitute an original and all of which together shall constitute one and the same agreement. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

[signatures appear on next page]

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first above written.

/s/Steven S. Elbaum Steven S. Elbaum

ESSEX ELECTRIC INC.

By:	/s/ K. Mitchell Posner
K. Mitchell Posner
Executive Vice-President

THE ALPINE GROUP, INC.

By:	/s/ K. Mitchell Posner
K. Mitchell Posner
Executive Vice-President

ALPINE HOLDCO INC.

By:	/s/ K. Mitchell Posner
K. Mitchell Posner
Executive Vice-President

SOUTHWIRE COMPANY

By:	/s/ John R. Carlson
John R. Carlson
President, Electrical Division

[Non-Competition Agreement Signature Page]